CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-249107 on Form S-6 of our report dated November 18, 2020, relating to the financial statement of FT 9018, comprising S&P Dividend Aristocrats Buy-Write Portfolio, Series 14, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

November 18, 2020